                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)


                                                 Three Months Ended        Six Months Ended
                                                       June 30,                 June 30,
                                                 ------------------        ----------------
                                                  1997         1996         1997       1996
                                                 -----        -----        -----      -----
Income (loss) before income taxes                $ 393        $(361)       $ 783      $(236)
Interest                                            40           38           80         38
Portion of rentals deemed to be interest             9            9           18         18
                                                 -----        -----        -----      -----
Earnings available for fixed charges             $ 442        $(314)       $ 881      $(180)
                                                 =====        =====        =====      =====

Fixed charges:
     Interest                                    $  40        $  38        $  80      $  38
     Portion of rentals deemed to be interest        9            9           18         18
                                                 -----        -----        -----      -----
     Total fixed charges                         $  49        $  47        $  98      $  56
                                                 =====        =====        =====      =====

Ratio of earnings to fixed charges                9.02x         N/A (a)     8.99x       N/A (b)
                                                 =====        =====        =====      =====


(a) For the three months ended June 30, 1996, TAP's earnings were not sufficient to cover fixed charges by $361 million.

(b) For the six months ended June 30, 1996, TAP's earnings were not sufficient to cover fixed charges by $236 million.

The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.